Exhibit 99.1

DAVIDsTEA ANNOUNCES BOARD RESIGNATION

MONTREAL, July 27, 2018 — DAVIDsTEA Inc. (Nasdaq: DTEA) announces that M. William Cleman has resigned as a director.  The Board of Directors has commissioned the Corporate Governance and Nominating Committee to initiate the process of finding a new director to fill the vacancy on the Board.

About DAVIDsTEA

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 240 company operated DAVIDsTEA stores throughout Canada and the United States as of May 5, 2018, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

Investor Contact MaisonBrison Communications Pierre Boucher 514-731-0000 investors@davidstea.com	Media Contact Lyla Radmanovich 514-845-8763 media@rppelican.ca